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                                                                    Exhibit 99.4

             [LETTERHEAD OF CREDIT SUISSE FIRST BOSTON CORPORATION]

Board of Directors
NetIQ Corporation
5410 Betsy Ross Drive
Santa Clara, California 95054

Members of the Board:

   We hereby consent to the inclusion of our opinion letter to the Board of Directors of NetIQ Corporation ("NetIQ") as Annex B to the Proxy Statement/Prospectus of NetIQ and Mission Critical Software, Inc. ("Mission Critical") relating to the proposed merger transaction involving NetIQ and Mission Critical, and references thereto in such Proxy Statement/Prospectus under the captions "SUMMARY OF THE PROXY STATEMENT/PROSPECTUS--Summary of the Merger--Opinions of MCS's and NetIQ's financial advisors" and "THE MERGER-- Opinion of NetIQ's financial advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                             /s/ Credit Suisse First Boston
                                                       Corporation
                                        By: ____________________________________
                                               Credit Suisse First Boston
                                                       Corporation

Palo Alto, California
March 23, 2000